AMENDMENT TO RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT FOR THE PURPOSE OF REMOVING SAVOS INVESTMENTS TRUST AND ITS SERIES

October 14, 2022

State Street Global Advisors One Iron Street
Boston, MA 02210
Attn: Global Funds Management and Legal Department Email: NewFoFRule@SSGA.com

RE:    Removal of Savos Investments Trust and its series from Fund of Funds Investment Agreement

Dear Sirs and Madams:

This letter will confirm an amendment (“Amendment”) to the agreement dated as of January 19, 2022, among GPS Funds I, GPS Funds II and Savos Investments Trust (each, the “Acquiring Trust” and collectively, the “Acquiring Trusts”), each on behalf of itself and its separate series listed on Schedule A, as amended from time to time, severally and not jointly (each, the “Acquiring Fund”), and The Select Sector SPDR Trust (“Acquired Trust”), on behalf of each of its series listed on Schedule B, severally and not jointly (each, the “Acquired Fund”).

WHEREAS, the Savos Investments Trust and Acquired Trust (collectively, the “Parties” and individually, a “Party”) entered into a Fund of Funds Investment Agreement dated as of January 19, 2022 (the “Agreement”);

WHEREAS, the Parties desire to terminate the Agreement as between Savos Investments Trust and the Acquired Trust pursuant to Section 5 of the Agreement;

WHEREAS, the Parties desire to remove Savos Investment Trust and its separate series, Savos Dynamic Hedging Fund, as an Acquiring Trust and an Acquiring Fund from Schedule A, pursuant to Section 5(b) of the Agreement;

WHEREAS, Section 5 of the Agreement provides for the amendment or modification of the Agreement by a written document signed by an authorized representative of each Party in accordance with Section 4 of the Agreement;

NOW, THEREFORE, the Parties hereby agree as follows, effective as of the date hereof:

1

1.This Amendment shall constitute notice of termination of the Agreement between the Parties pursuant to Section 5(b) of the Agreement, effective as of December 13, 2022. For the avoidance of doubt, the Agreement as between GPS Funds I and GPS Funds II and the Acquired Trust shall remain in full force and effect.
2.
Except as modified by this Amendment, the Agreement shall otherwise remain in full force and effect.
3.
This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form, and the Parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature page follows]

2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date written above.

Savos Investment Trust, on behalf of itself and each of its series listed on Schedule A, severally and not jointly

By:	/s/ Patrick Young
Name:	Patrick Young
Title	Treasurer

THE SELECT SECTOR SPDR TRUST (on behalf of their series listed on Schedule B, severally and not jointly)

By:	/s/ Ann M. Carpenter
Name:	Ann M. Carpenter
Title	Deputy Treasurer